Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL ANNOUNCES THIRD QUARTER 2020 RESULTS

DALLAS, Texas, (November 5, 2020) - Hallmark Financial Services, Inc. (“Hallmark Financial”) (NASDAQ: HALL) today announced financial results for the third quarter and nine months ended September 30, 2020.

	Third Quarter		Year-to-Date
	2020	2019	2020	2019
	(unaudited)		(unaudited)
$ in millions:
Net Income	$(28.0)	$5.3	$(85.6)	$33.3
Operating (Loss) Earnings (1)	$(10.4)	$6.3	$(0.7)	$19.6

$ per diluted share:
Net Income	$(1.54)	$0.29	$(4.72)	$1.82
Operating (Loss) Earnings (1)	$(0.57)	$0.35	$(0.04)	$1.07

(1)	See “Non-GAAP Financial Measures” below

Highlights:

•	Net loss of $28.0 million in the third quarter was driven by the cost of a loss portfolio transfer ($21.7 million pre-tax) and adverse prior year reserve development ($13.9 million pre-tax). The adverse prior year reserve development was driven by $11.5 million from our Specialty Commercial Segment which was comprised mostly of $8.3 million from our Commercial Auto business unit.

•	The loss portfolio transfer completed in the third quarter resulted in a net pre-tax charge of $21.7 million. This charge negatively impacted the net combined ratio by 18.2 points in the quarter, and 5.9 points year-to-date.

•	Hallmark Financial continued to achieve substantial rate increases, particularly in the Specialty Commercial Segment, with increases for this business averaging 20% for the quarter and 19% year-to-date.

•	Gross premiums written decreased 12% compared to the prior year quarter ended September 30, 2019 and 8% on a comparative year-to-date basis. Excluding premiums from the exited binding primary commercial auto business, gross premiums written would have decreased 1% in the quarter and increased 3% year-to-date, relative to the same prior year periods.

•	There were $9.6 million of net catastrophe losses in the third quarter, or 8.1 points of the net combined ratio, and $22.2 million year-to-date, or 6.0 points of the net combined ratio. The year-to-date amount includes net loss and LAE reserves of $5.0 million related to novel coronavirus (“COVID-19”) pandemic claims.

Hallmark Financial Services, Inc.

Two Lincoln Centre

5420 Lyndon B Johnson Freeway, Suite 1100

Dallas, Texas 75240-2345

www.hallmarkgrp.com

“With the completion of the loss portfolio transfer transaction in the third quarter, and the affirmation of our rating by A.M. Best, Hallmark Financial is beginning to emerge from what has been a difficult year for the Company,” explained Naveen Anand, President and Chief Executive Officer. “While the loss portfolio transfer impacted our results this quarter, it provides substantial reinsurance coverage for the binding primary commercial automobile business we exited earlier this year.”

“The quarter also witnessed an above average number of catastrophe events for the industry,” continued Mr. Anand. “There have been 28 named storms in the Atlantic this year, with 11 of those making landfall, which is a record number in recent history. Also, this year, there have been numerous wildfires in California, the Pacific Northwest, and Colorado which have had a small but still measurable impact on our results. Net catastrophe losses have added six points to our combined ratio, which is above our historical average of between two and four points per year. These losses tend to be driven by a higher than normal frequency of smaller events, rather than from larger events. The Company has property catastrophe reinsurance in place, which provides coverage in excess of $5 million per event.”

“Hallmark Financial undertook a journey many years ago to transition from a regional auto insurer to an E&S focused specialty insurance company. While change is never easy and has required us to make tough decisions along the way, I am encouraged and proud of the efforts and dedication of our employees in working tirelessly to effect this change. The current market environment has provided the opportunity for improved pricing through rates, better deployment of limits to mitigate the impact of claims severity, and removal of underpriced risks through policy terms and conditions. While we have recalibrated our top line growth this year to be more in line with our capital base, incorporating the rates we have been achieving over the past six to eight quarters, it is clear that our premium relative to exposure is increasing at a favorable rate,” concluded Mr. Anand.

Third Quarter and Year-to-Date 2020 Financial Review

	Third Quarter			Year-to-Date
	2020	2019	% Change	2020	2019	% Change
($ in thousands, unaudited)
Gross premiums written	196,464	224,178	-12%	581,697	629,730	-8%
Net premiums written	116,111	127,773	-9%	351,603	369,019	-5%
Net premiums earned	119,560	112,499	6%	369,089	318,028	16%
Investment income, net of expenses	2,660	5,050	-47%	10,314	15,573	-34%
Investment gains (losses), net (1)	(627)	(1,342)	53%	(27,899)	17,412	-260%
Other-than-temporary impairment (1)	(1,692)	-	nm	(1,692)	-	nm
Net income (loss)	(28,004)	5,287	-630%	(85,613)	33,341	-357%
Operating earnings (loss)(2)	(10,366)	6,347	-263%	(707)	19,586	-104%
Net income (loss) per share - basic	$(1.54)	$0.29	-631%	$(4.72)	$1.84	-357%
Net income (loss) per share - diluted	$(1.54)	$0.29	-631%	$(4.72)	$1.82	-359%
Operating earnings (loss) per share - diluted (2)	$(0.57)	$0.35	-263%	$(0.04)	$1.07	-104%

(1)	Other-than-temporary impairment is included in investment gains (losses), net

(2)	See “Non-GAAP Financial Measures” below

Gross Premiums Written

During the three and nine months ended September 30, 2020, Hallmark Financial’s gross premiums written were $196.5 million and $581.7 million, respectively, representing a decrease of 12% and 8%, respectively, from the $224.2 million and $629.7 million in gross premiums written for the same periods in 2019.

Net Premiums Written

During the three and nine months ended September 30, 2020, Hallmark Financial’s net premiums written were $116.1 million and $351.6 million, respectively, representing a decrease of 9% and 5%, respectively, from the $127.8 million and $369.0 million in net premiums written for the same periods of 2019.

Net Premiums Earned

Hallmark Financial’s net premiums earned were $119.6 million and $369.1 million for the three and nine months ended September 30, 2020, respectively, representing a 6% and 16% increase, respectively, from the $112.5 million and $318.0 million in net premiums earned for the same periods in 2019.

Investments

During the three and nine months ended September 30, 2020, net investment income was $2.7 million and $10.3 million, respectively, as compared to $5.1 million and $15.6 million during the same periods in 2019. The declines in net investment income were primarily due to lower interest rates in the first nine months of 2020 compared to the prior year and an increase in the proportion of short-term investments held relative to longer maturity investments.

Net investment losses were $0.6 million for the three months ended September 30, 2020 as compared to net investment losses of $1.3 million for the same period the prior year. Net investment losses were $27.9 million for the nine months ended September 30, 2020 as compared to net investment gains of $17.4 million for the same period the prior year. Net investment losses for the three and nine months ended September 30, 2020 include $1.7 million of other-than-temporary impairments reported during the quarter. The net investment losses in the first nine months of 2020 were primarily due to an overall reduction of investment in equity securities in the first quarter of 2020 during the historic market declines associated with the COVID-19 pandemic.

At September 30, 2020 fixed-income securities were $417.6 million, with a tax equivalent book yield of 2.7% compared to 3.5% as of September 30, 2019. As of September 30, 2020, the fixed-income portfolio had an average modified duration of 0.9 years and 95% of the securities had remaining time to maturity of five years or less. As of September 30, 2020, 5% of the investment portfolio was invested in equity securities.

At September 30, 2020, total investments were $441.0 million. Cash and cash equivalents, including restricted cash were $204.3 million. Total investments, cash and cash equivalents, and restricted cash were $645.3 million or $35.57 per share.

Pre-Tax Income

Hallmark Financial had a pre-tax loss of $37.3 million for the three months ended September 30, 2020, as compared to pre-tax income of $6.7 million reported during the same period in 2019. Hallmark Financial had a pre-tax loss of $101.3 million for the nine months ended September 30, 2020, as compared to pre-tax income of $42.1 million reported during the same period in 2019.

The decline in pre-tax results for the three months ended September 30, 2020 was predominately driven by the $21.7 million charge for the loss portfolio transfer reinsurance contract that closed during the quarter, unfavorable prior year net loss reserve development of $13.9 million as compared to $6.4 million for the same period the prior year, as well as net catastrophe losses of $9.6 million as compared to $0.6 million for the same period the prior year.

The decline in pre-tax results for the nine months ended September 30, 2020 was predominately driven by the impairment of goodwill and other intangible assets of $46.0 million, net investment losses of $27.9 million as compared to net investment gains of $17.4 million reported during the same period in 2019, the $21.7 million charge for the loss portfolio transfer reinsurance contract that closed during the third quarter of 2020, unfavorable prior year net loss reserve development of $33.3 million as compared to $7.8 million reported for the same period the prior year and net catastrophe losses of $22.2 million as compared to $4.6 million for the same period the prior year.

Loss and Loss Adjustment Expenses (“LAE”) and Net Combined Ratios

Hallmark Financial reported a net combined ratio of 108.9% for the nine months ended September 30, 2020, as compared to 95.6% for the first nine months of 2019. During the first quarter of 2020, the Company announced its decision to exit the binding primary auto business. The year-to-date combined ratio was negatively impacted by 11.1 points from this discontinued line of business, which included the $21.7 million cost of the loss portfolio transfer reinsurance agreement reported as losses and LAE.

Losses and LAE for the three and nine months ended September 30, 2020 increased $45.7 million and $90.7 million, respectively, as compared to the prior year periods due primarily to the $21.7 million charge for a loss portfolio transfer reinsurance contract, increased net premiums earned, increased unfavorable net prior year reserve development and increased net catastrophe losses. Hallmark Financial reported $13.9 million and $33.3 million, respectively, of net unfavorable prior year loss reserve development during the three and nine months ended September 30, 2020 as compared to net unfavorable prior year loss reserve development of $6.4 million and $7.8 million, respectively, during the same periods the prior year. Hallmark Financial also reported $9.6 million and $22.2 million, respectively, of net catastrophe losses during the three and nine months ended September 30, 2020 as compared to $0.6 million and $4.6 million, respectively, during the same periods the prior year.

Hallmark Financial had a net loss ratio of 103.9% and 84.7%, respectively, for the three and nine months ended September 30, 2020 as compared to 69.8% reported during both the same periods in 2019. The charge for the loss portfolio reinsurance contract contributed 18.2 points and 5.9 points, respectively, to the net loss ratio for the three and nine months ended September 30, 2020. Catastrophe losses contributed 8.1 points and 6.0 points, respectively, to the net loss ratio for the three and nine months ended September 30, 2020, as compared to 0.5 points and 1.5 points, respectively, for the same periods of the prior year. Included in the 2020 net catastrophe losses for the nine months ended September 30, 2020 are $5.0 million of net reserves for COVID-19 claims that contributed 1.4 points to the total net loss ratio. Net unfavorable prior year loss reserve development contributed 11.6 points and 9.0 points, respectively, to the net loss ratio for the three and nine months ended September 30, 2020, as compared to 5.7 points and 2.4 points, respectively, for the same periods of the prior year.

The expense ratio was 27.6% and 24.2%, respectively, for the three and nine months ended September 30, 2020 as compared to 26.0% and 25.8%, respectively, reported during the same periods in 2019. The Company reported a net combined ratio of 131.5% and 108.9%, respectively, for the three and nine months ended September 30, 2020 as compared to 95.8% and 95.6%, respectively, during the same periods in 2019.

Goodwill & Intangibles

In connection with its normal process for evaluating impairment triggering events during the first quarter of 2020, the Company determined that a significant decline in its market capitalization below its stockholders’ equity indicated the impairment of the goodwill and indefinite-lived intangible assets included in its balance sheet. As a result, the Company took a $44.7 million charge to goodwill and a $1.3 million charge to indefinite-lived assets as of March 31, 2020.

Net Income

Hallmark Financial reported a net loss of $28.0 million and $85.6 million, respectively, for the three and nine months ended September 30, 2020 as compared to net income of $5.3 million and $33.3 million for the three and nine months ended September 30, 2019, respectively.

On a diluted basis per share, the Company reported a net loss of $1.54 per share and $4.72 per share, respectively, for the three and nine months ended September 30, 2020 as compared to net income of $0.29 per share and $1.82 per share, respectively, for the three and nine months ended September 30, 2019.

Book Value Per Share

Hallmark Financial reported book value of $9.71 per share as of September 30, 2020 as compared to $16.36 per share as of September 30, 2019 and $14.53 per share as of December 31, 2019.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, the Company’s definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and operating earnings per share are calculated by excluding net investment gains and losses, impairment of goodwill and other intangible assets (“Impairments”) and the cost of the loss portfolio transfer transaction (“LPT”) entered into during the third quarter of 2020 from GAAP net income.

The Impairments and LPT are unusual and infrequent charges for the Company. Management believes that operating earnings and operating earnings per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating earnings and operating earnings per share to the most comparable GAAP financial measures is presented below.

				Weighted
	Income (Loss)	Less Tax	Net	Average	Diluted
($ in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share
Third Quarter 2020
Reported GAAP measures	$(37,306)	$(9,302)	$(28,004)	18,142	$(1.54)
Excluded loss portfolio transfer cost included in Losses and LAE	$21,700	$4,557	$17,143	18,142	$0.94
Excluded investment (gains)/losses	$627	$132	$495	18,142	$0.03
Operating earnings	$(14,979)	$(4,613)	$(10,366)	18,142	$(0.57)
Third Quarter 2019
Reported GAAP measures	$6,660	$1,373	$5,287	18,295	$0.29
Excluded investment (gains)/losses	$1,342	$282	$1,060	18,295	$0.06
Operating earnings	$8,002	$1,655	$6,347	18,295	$0.35
Year-to-Date 2020
Reported GAAP measures	$(101,309)	$(15,696)	$(85,613)	18,136	$(4.72)
Excluded impairment of goodwill and other intangible assets	$45,996	$273	$45,723	18,136	$2.52
Excluded loss portfolio transfer cost included in Losses and LAE	$21,700	$4,557	$17,143	18,136	$0.95
Excluded investment (gains)/losses	$27,899	$5,859	$22,040	18,136	$1.21
Operating earnings	$(5,714)	$(5,007)	$(707)	18,136	$(0.04)
Year-to-Date 2019
Reported GAAP measures	$42,062	$8,721	$33,341	18,283	$1.82
Excluded investment (gains)/losses	$(17,412)	$(3,657)	$(13,755)	18,283	$(0.75)
Operating earnings	$24,650	$5,064	$19,586	18,283	$1.07

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries, Hallmark Financial markets, underwrites and services commercial and personal insurance in select markets. Hallmark Financial is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

David Webb

Senior Vice President, Corporate Development and Strategy

817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except par value)

	Sept. 30	Dec. 31
ASSETS	2020	2019
	(unaudited)
Investments:
Debt securities, available-for-sale, at fair value (amortized cost: $414,197 in 2020 and $569,498 in 2019)	$417,569	$574,279
Equity securities (cost: $25,735 in 2020 and $71,895 in 2019)	23,372	99,215
Other investment (cost: $3,763 in 2020 and $3,763 in 2019)	34	2,169
Total investments	440,975	675,663
Cash and cash equivalents	186,683	53,336
Restricted cash	17,671	1,612
Ceded unearned premiums	144,075	164,221
Premiums receivable	112,367	148,288
Accounts receivable	5,194	4,286
Receivable for securities	1,568	12,581
Reinsurance recoverable	504,472	315,466
Deferred policy acquisition costs	22,365	22,994
Goodwill	-	44,695
Intangible assets, net	1,938	5,087
Federal income tax recoverable	19,748	8,995
Deferred federal income taxes, net	8,012	2,185
Prepaid expenses	3,634	2,603
Other assets	28,805	33,262
Total Assets	$1,497,507	$1,495,274
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Senior unsecured notes due 2029 (less unamortized debt issuance cost of $868 in 2020 and $942 in 2019)	$49,132	$49,058
Subordinated debt securities (less unamortized debt issuance cost of $808 in 2020 and $846 in 2019)	55,894	55,856
Reserves for unpaid losses and loss adjustment expenses	755,891	620,355
Unearned premiums	351,294	388,926
Reinsurance balances payable	67,346	59,274
Pension liability	1,141	1,388
Payable for securities	507	1,648
Accounts payable and other accrued expenses	40,123	55,487
Total Liabilities	1,321,328	1,231,992
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2020 and 2019	3,757	3,757
Additional paid-in capital	122,877	123,468
Retained earnings	74,957	160,570
Accumulated other comprehensive (loss) income	(386)	688
Treasury stock (2,730,673 shares in 2020 and 2,749,738 shares in 2019), at cost	(25,026)	(25,201)
Total Stockholders’ Equity	176,179	263,282
Total Liabilities & Stockholders' Equity	$1,497,507	$1,495,274

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Gross premiums written	$196,464	$224,178	$581,697	$629,730
Ceded premiums written	(80,353)	(96,405)	(230,094)	(260,711)
Net premiums written	116,111	127,773	351,603	369,019
Change in unearned premiums	3,449	(15,274)	17,486	(50,991)
Net premiums earned	119,560	112,499	369,089	318,028

Investment income, net of expenses	2,660	5,050	10,314	15,573
Investment (losses) gains, net	(627)	(1,342)	(27,899)	17,412
Finance charges	1,316	1,778	4,488	5,309
Commission and fees	209	287	793	944
Other income	15	13	48	43
Total revenues	123,133	118,285	356,833	357,309

Losses and loss adjustment expenses	124,253	78,548	312,531	221,861
Operating expenses	34,296	31,074	93,703	87,656
Interest expense	1,273	1,386	4,061	3,879
Impairment of goodwill and other intangible assets	-	-	45,996	-
Amortization of intangible assets	617	617	1,851	1,851
Total expenses	160,439	111,625	458,142	315,247

(Loss) income before tax	(37,306)	6,660	(101,309)	42,062
Income tax (benefit) expense	(9,302)	1,373	(15,696)	8,721
Net (loss) income	$(28,004)	$5,287	$(85,613)	$33,341

Net (loss) income per share:
Basic	$(1.54)	$0.29	$(4.72)	$1.84
Diluted	$(1.54)	$0.29	$(4.72)	$1.82

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Sept. 30

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Gross premiums written	$150,016	$174,695	$24,726	$23,563	$21,722	$25,920	$-	$-	$196,464	$224,178
Ceded premiums written	(69,922)	(84,369)	(7,270)	(7,814)	(3,161)	(4,222)	-	-	(80,353)	(96,405)
Net premiums written	80,094	90,326	17,456	15,749	18,561	21,698	-	-	116,111	127,773
Change in unearned premiums	3,764	(14,043)	(744)	(590)	429	(641)	-	-	3,449	(15,274)
Net premiums earned	83,858	76,283	16,712	15,159	18,990	21,057	-	-	119,560	112,499

Total revenues	86,589	81,341	17,398	16,344	20,513	22,943	(1,367)	(2,343)	123,133	118,285

Losses and loss adjustment expenses	94,323	50,107	14,683	11,433	15,247	17,008	-	-	124,253	78,548

Pre-tax income (loss)	(26,751)	14,766	(1,672)	62	(2,065)	(740)	(6,818)	(7,428)	(37,306)	6,660

Net loss ratio (1)	112.5%	65.7%	87.9%	75.4%	80.3%	80.8%			103.9%	69.8%
Net expense ratio (1)	22.2%	22.0%	26.1%	32.1%	32.0%	24.1%			27.6%	26.0%
Net combined ratio (1)	134.7%	87.7%	114.0%	107.5%	112.3%	104.9%			131.5%	95.8%

Favorable (Unfavorable) Prior Year Development	(11,493)	(6,029)	(1,431)	(75)	(987)	(273)	-	-	(13,911)	(6,377)

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Nine Months Ended Sept. 30

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Gross premiums written	$438,113	$482,034	$74,944	$70,926	$68,640	$76,770	$-	$-	$581,697	$629,730
Ceded premiums written	(198,526)	(225,100)	(21,770)	(23,087)	(9,798)	(12,524)	-	-	(230,094)	(260,711)
Net premiums written	239,587	256,934	53,174	47,839	58,842	64,246	-	-	351,603	369,019
Change in unearned premiums	19,580	(47,109)	(3,643)	970	1,549	(4,852)	-	-	17,486	(50,991)
Net premiums earned	259,167	209,825	49,531	48,809	60,391	59,394	-	-	369,089	318,028

Total revenues	269,833	222,900	52,130	52,027	65,300	65,542	(30,430)	16,840	356,833	357,309

Losses and loss adjustment expenses	224,468	144,430	37,313	33,697	50,750	43,734	-	-	312,531	221,861

Pre-tax income (loss)	(4,577)	33,161	(154)	3,626	(5,836)	3,274	(90,742)	2,001	(101,309)	42,062

Net loss ratio (1)	86.6%	68.8%	75.3%	69.0%	84.0%	73.6%			84.7%	69.8%
Net expense ratio (1)	19.4%	22.1%	30.6%	30.4%	27.0%	23.3%			24.2%	25.8%
Net combined ratio (1)	106.0%	90.9%	105.9%	99.4%	111.0%	96.9%			108.9%	95.6%

Net Favorable (Unfavorable) Prior Year Development	(23,961)	(11,232)	(2,350)	3,508	(6,948)	(57)			(33,259)	(7,781)

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.